Exhibit 10.1

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
April 30, 2018

Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, NY 10019
Gentlemen:
This letter (this “Agreement”) constitutes the agreement between Commvault Systems, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliot International, the “Investors”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 13 below.

1.	New Directors.
(a)    As soon as practicable following the date of this Agreement, but no later than thirty (30) calendar days prior to the date of the Company’s 2018 Annual Meeting of Stockholders (including any postponement or adjournment thereof, the “2018 Annual Meeting”) (such date, the “Appointment Date”), the Investors shall identify, and the board of directors of the Company (the “Board”) shall appoint, two (2) individuals who are Independent and satisfy the Board membership criteria set forth in the Company’s Corporate Governance Policies (each a “New Director” and together the “New Directors”) to serve on the Board. The New Directors shall be identified by the Investors as soon as practicable following the date hereof and their appointment in each case shall be subject to the consent of the Board, such consent not to be unreasonably withheld. No later than the appointment of the second New Director, the Company will cause two (2) current members of the Board to resign from the Board. One New Director will be designated a Class I director and the other New Director will be designated a Class II director.
(b)    Each Investor, on behalf of itself and its Affiliates, hereby irrevocably withdraws the nomination of Martha Bejar, Wendy Lane, John McCormack and Charles Moran notified by or on behalf of it to the Company in connection with the 2018 Annual Meeting and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to nominate any new nominee for election at the 2018 Annual Meeting in substitution for Mses. Bejar or Lane or Messrs. McCormack or Moran.
2.     New Director Agreements, Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to any New Director (including any replacement thereof as contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with any New Director (including any replacement thereof as contemplated by paragraph 3) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof). The Company agrees and acknowledges that the payment by the Investors of compensation to the New Directors prior to such New Director’s appointment to the Board, solely to the extent provided in the engagement agreement disclosed in the Investors’ notice of nomination, shall not be deemed a violation of this paragraph 2.
3.     Replacement New Directors. If a New Director (including any replacement thereof as contemplated by paragraph 3) refuses or is unable to serve, resigns or is removed, as a director at any time prior to the Expiration Date, such New Director shall be replaced by an individual selected in the same manner as such New Director was selected in accordance with paragraph 1(a) above (i.e., such replacement will be selected as promptly as practicable by the Investors and the appointment of such replacement will be subject to the consent of the Board, such consent not to be unreasonably withheld). Such replacement for the New Director shall be appointed to the Board to serve the unexpired term of the departed New Director, and shall be considered a New Director for all purposes of this Agreement. Any other vacancies on the Board or any committee thereof created prior to the Expiration Date shall be filled by the Board upon the recommendation of the Nominations and Governance Committee of the Board. The Investors’ right to participate in the selection of a replacement candidate, and the Company’s obligation to appoint such candidate to the Board, in accordance with this paragraph 3, shall terminate prior to the Expiration Date at such time as the Investors’ aggregate beneficial ownership or economic exposure decreases to less than 3.0% of the Company’s outstanding common stock as a result of dispositions by the Investors.
4.     New Director Information. As a condition to a New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company Annual Meeting of Stockholders, a New Director will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that a New Director has committed, been indicted or charged with, or made a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or learns other information that would in good faith constitute grounds for a removal of such New Director from the Board for cause, then the Board may request that the New Director submit his or her resignation and, in such case, a replacement shall be selected as provided in paragraph 3.
5.     Voting of Investors’ Shares. In connection with the 2018 Annual Meeting, so long as both New Directors have been appointed to the Board prior to the 2018 Annual Meeting, the Investors will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates have the right to vote as of the record date for the 2018 Annual Meeting in favor of (a) the election of each of the Board’s nominees and (b) otherwise in accordance with the Board’s recommendation on any proposal not related to an Extraordinary Transaction.
6.     Company Policies. The parties hereto acknowledge that each of the New Directors, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 5, 2017, and such Company Policies will not be amended prior to the appointment of the New Directors to the Board other than as may be required to implement this Agreement or as required by law, regulation or the rules of any applicable national securities exchange and (ii) prior to the Expiration Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.
7.     Operations Committee. The Company will take all action necessary to form a committee of the Board (the “Operations Committee”) as described in the Press Release (as defined below). The Operations Committee shall be comprised of four (4) members, consisting of two (2) independent directors selected by the Board and the two (2) New Directors, each of whom shall become a member upon joining the Board. The Chief Executive Officer will have the right to attend meetings of the Operations Committee.
8.     CEO Search Committee. The Company will take all action necessary to form a committee of the Board (the “Search Committee”) as promptly as practicable after the date hereof to conduct the search for a new Chief Executive Officer as described in the Press Release (as defined below). The Search Committee shall be comprised of four (4) members, consisting of three (3) independent directors selected by the Board and one (1) of the New Directors selected by the Investors, who shall become a member upon joining the Board. At the Investors’ request, they will be entitled to updates on the search for a new Chief Executive Officer and will have the ability to meet with the Search Committee, in each case subject to the entry by the Investors into a customary non-disclosure agreement with the Company which non-disclosure agreement will not restrict trading in securities of the Company during any period when directors of the Company are not so restricted.
9.     Standstill. From the date of this Agreement until the earlier of (x) the Expiration Date or (y) such earlier time as the restrictions in this paragraph 9 terminate as provided herein (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Company or the Board:
(a)    engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(b)    knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter or otherwise specifically permitted under this Agreement);
(c)    form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;
(d)    acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets of the Company, or rights or options to acquire any Voting Securities or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case if such acquisition or transaction would result in the Investors having beneficial ownership of more than 9.9% of the Company’s outstanding common stock or economic exposure to more than 14.9% of the Company’s outstanding common stock;

(e)    sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Investors to any Third Party;
(f)    make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph;
(g)    enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;
(h)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders; provided, however, that nothing in this Agreement shall prevent the Restricted Persons from taking actions in furtherance of identifying director candidates in connection with the Company’s 2019 Annual Meeting of Stockholders so long as such actions do not create a public disclosure obligation for the Investors or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investors’ normal practices in the circumstances;
(i)    make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(j)    make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;
(k)    except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s management or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or

Bylaws, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(l)    institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 9; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;
(m)    enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 9; or
(n)    make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;
provided, that the restrictions in this paragraph 9 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any such breach, upon five (5) business days’ prior written notice by the Investors following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint any of the New Directors and otherwise constitute the Board in accordance with paragraph 1, a failure to appoint a replacement in accordance with paragraph 3, a failure to appoint the New Directors to the specified Board committees in accordance with paragraph 1, or a failure to issue the Press Release in accordance with paragraph 11) if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s outstanding common stock, (iii) the commencement of any tender or exchange offer (by a person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company’s outstanding common stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer or (iv) the adoption by the Board of any amendment to the Certificate of Incorporation or Bylaws of the Company that would reasonably be expected to substantially impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company Annual Meeting of Stockholders. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 9 shall prohibit or restrict the New Directors from exercising their rights and fiduciary duties as directors of the Company or restrict their discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company. Further, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Investors from making public statements regarding any Extraordinary Transaction announced by or in respect of the Company, and nothing in this Agreement shall prevent the Company from responding to such statements, subject to the obligations of the parties under paragraph 12 unless such statements do not expressly target any individual.
10.     Private Communications. Notwithstanding anything to the contrary in this Agreement, each of the Investors and its respective Affiliates may communicate privately with the Company’s directors, chief executive officer, chief financial officer, general counsel, investor relations personnel or advisors (the “Contact Personnel”), but only so long as such private communications would not reasonably be expected to require any public disclosure thereof. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Investors and their respective Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies.
11.    Press Release; SEC Filings. No later than 9:30 a.m. Eastern Time on May 1, 2018, the Company shall issue a press release in the form attached as Exhibit A (the “Press Release”) and no party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement (but in no case prior to the filing or other public release by the Company of the Press Release and no later than 9:30 a.m. Eastern Time on May 1, 2018), the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. The Investors shall promptly, but in no case prior to the date of the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Investors with the SEC on April 2, 2018 (the “Schedule 13D”) reporting the entry into this Agreement, the withdrawal of its notice of nomination and amending applicable items to conform to its obligations hereunder. The amendment to the Schedule 13D and the Form 8-K shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Investors.
12.    Non-Disparagement. During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investors and the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or enforce such person’s rights hereunder.
13.    Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Expiration Date” means the date that is thirty (30) days prior to the last day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2019 Annual Meeting of Stockholders; (e) “Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate of an Investor and (iii) shall not have, and (except as disclosed to the Company prior to the date hereof) shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such Person’s service on the Board, and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the Nasdaq Stock Market; (f) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
14.    Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any New Director or other member of the Board pursuant to which such individual has been or will be compensated for his or her service on the Board; and (c) as of the date of this Agreement, (i) the Investors, together with all of their respective Affiliates, collectively beneficially own 7.4% of the Company’s outstanding common stock and have economic exposure to approximately 10.3% of the Company’s outstanding common stock and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.
15.    Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Investors, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.
16.    Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
17.    Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
18.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 21 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
20.    Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.
21.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
If to the Company to:
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
Attn:     Warren Mondschein, General Counsel
Email:     wmondschein@commvault.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:     Scott A. Barshay
    Steven J. Williams
Email:     sbarshay@paulweiss.com
    swillliams@paulweiss.com
If to the Investors:
Elliott Associates, L.P.
Elliott International, L.P.
40 West 57th Street
New York, NY 10019
Attn:    Jesse Cohn
Email:    jcohn@elliottmgmt.com
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:    Steve Wolosky
    Andrew Freedman
Email:    swolosky@olshanlaw.com
    afreedman@olshanlaw.com
At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.
22.    Legal Fees. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

23.    Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
24.    Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,
COMMVAULT SYSTEMS, INC.
By: /s/ N. Robert Hammer Name: N. Robert Hammer Title: Chairman, President, CEO

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner
By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President
ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc., as Attorney-in-Fact
By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President
ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.
By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

[Signature Page to Letter Agreement]

EXHIBIT A
PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Bill Wohl	Michael Picariello
Commvault	Commvault
732-870-4310 bwohl@commvault.com @billwohl61	732-728-5380 ir@commvault.com
Commvault Announces New Governance Initiatives to Support Strategic Transformation Plan

-- Board to Form CEO Search Committee, Retain Leading Executive Search Firm to Assist in Leadership Succession --

-- Two New Independent Directors to Join the Board --

-- New Operations Committee to be Formed to Evaluate Margin and Revenue Growth Opportunities and to Conduct Capital Return Review --

-- N. Robert Hammer Anticipated to Remain as Chairman after Successor Appointed --

TINTON FALLS, NJ – May 1, 2018 - Commvault (NASDAQ: CVLT), a global leader in enterprise backup, recovery, archive and the cloud, today announced governance initiatives designed to support its new strategic transformation plan, Commvault Advance. This new strategic plan and the governance initiatives announced today follow constructive dialogue with Elliott Management and an associated cooperation agreement between Elliott and the company.
Commvault Advance is a multi-pronged transformation initiative designed to drive sustained business performance and accelerate the company’s growth in both revenue and operating margins. With this plan in place and the associated operating priorities clearly defined, N. Robert Hammer and the Commvault Board of Directors have determined that it is the appropriate time to begin a search for a new CEO to lead the company through its next stage. The Commvault Board will appoint a search committee and will retain an executive search firm to assist with the external search. Mr. Hammer will continue to lead Commvault as Chairman, CEO and President until his successor is appointed. It is anticipated that Mr. Hammer will remain as Chairman of the Board after his successor is appointed.
"This is a time of opportunity and transformation for Commvault,” said N. Robert Hammer, Chairman, CEO and President of Commvault. “The changes we are making across the company are designed to ensure we fully capitalize on Commvault’s market leadership and fortify a foundation for continued success well into the future. As we are unveiling new strategic initiatives intended to drive Commvault’s next phase of growth, I believe now is the right time to begin the transition to our next generation of leadership. Our dialogue with Elliott showed that we are closely aligned on many matters, and we are pleased to be moving in a direction that we believe will enable us to deliver increased value creation for our shareholders and customers alike.”
Daniel Pulver, Lead Independent Director of the Commvault Board, said, “During his 20-year tenure as our CEO, Bob built Commvault into an industry leader. He guided the company through its successful IPO, and thanks to his foresight and vision, Commvault was able to capitalize on new technologies and market shifts, including the introduction of the cloud, the growth of mobile technology and the development of new IT infrastructure. The results of his efforts have been tremendous growth and shareholder value creation. We thank Bob for his substantial contributions and for continuing to serve as CEO as we undertake a smooth leadership transition. We are pleased that he will continue to help oversee the implementation of the company’s growth strategy both during this transition and into the future.”
Jesse Cohn, partner and senior portfolio manager at Elliott Management, said, “We commend Bob Hammer on his leadership and vision in building Commvault into the company it is today, and we will continue to benefit from his insights through this transition. Today’s announcement will bring about Commvault’s next chapter of value creation and operational focus, and we look forward to working closely with Bob and the rest of the Board on this exciting opportunity.”
New Independent Directors and Operations Committee
To ensure skill sets are aligned with the company’s new strategic direction and to facilitate Board refreshment, the Commvault Board of Directors will appoint two new independent directors prior to the 2018 Annual Meeting of Shareholders. The new directors will be identified by Elliott, subject to approval of the Board. Upon these appointments, two existing Board members will resign, resulting in a Board that continues to be comprised of 11 directors.
The Commvault Board has also formed an Operations Committee comprised of two existing independent directors and the two new directors, which will work closely with the company’s management team on a comprehensive review of Commvault’s business to identify additional opportunities to further propel Commvault Advance and its profitable growth and value creation objectives. The company will engage a leading outside consultant to work with the Operations Committee on this review, which will include examining, together with its financial advisors, capital return options and a study of the potential repatriation of off-shore cash. The company intends to announce the results of the Committee’s operating and capital review, including updated margin targets, in connection with Commvault’s fiscal 2019 second quarter financial results.
Pursuant to the cooperation agreement, Elliott has agreed to certain customary standstill provisions, including withdrawing their proposed director candidates for election at Commvault’s 2018 Annual Meeting and to voting in favor of the company's proposed slate of directors at the 2018 Annual Meeting. The full cooperation agreement between Commvault and Elliott will be filed on a Form 8-K with the Securities and Exchange Commission.
About Bob Hammer at Commvault
During Mr. Hammer’s tenure as CEO, which began in March 1998, Commvault has successfully capitalized on industry changes, including expanding its offerings to include mobile and cloud based solutions and achieved significant growth. Highlights of Hammer’s contributions to Commvault include:

•	Successfully leading the company through its IPO in September 2006;

•	Delivering shareholder value. Since its initial public offering in 2006 at $14.50 per share, the company share price has grown to more than $69.95 as of April 30, 2018;

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Increasing revenues to more than $699 million in the fiscal year ended March 31, 2018 from $151 million in the fiscal year ended March 31, 2007, the first fiscal year reported following the company’s IPO;

•	Expanded the company’s operations into a global software leader, with operations spanning from Australia to China, from Singapore to India, across North America and all of EMEA.

•	Based on a comprehensive software platform, built the company’s growth organically.

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Building an industry leading set of data management and protection solutions including, the Commvault Data Platform, Commvault HyperScale™ Appliance and Software solutions, Galaxy, QiNetix and Simpana; and

•	Being placed for seven consecutive years in the Leaders’ Quadrant of the Gartner Magic Quadrant for Data Center Backup and Recovery Solutions.
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About Commvault
Commvault is the recognized leader in backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

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